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                                                                    EXHIBIT 3.3


                  CERTIFICATE OF DESIGNATION, NUMBER, POWERS,
                    PREFERENCES AND RELATIVE, PARTICIPATING,
                          OPTIONAL AND OTHER RIGHTS OF
                            SERIES A PREFERRED STOCK
                                       OF
                               U.S. REALTEL, INC.

U.S. RealTel, Inc., a Delaware corporation (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies that, pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, its Board of Directors, at a meeting duly held on July 16, 2002 adopted the following resolution:

WHEREAS, the Board of Directors of the Corporation is authorized by the Certificate of Incorporation to issue up to 5,000,000 shares of preferred stock ("Preferred Stock") in one or more series and, in connection with the creation of any series, to fix by the resolutions providing for the issuance of shares the powers, designations, preferences and relative, participating, optional or other rights of the series and the qualifications, limitations or restrictions thereof; and

WHEREAS, it is the desire of the Board of Directors of the Corporation, pursuant to such authority, to authorize and fix terms and provisions of a series of preferred stock designated as Series A Preferred stock, and the 100 of shares constituting such series.

NOW, THEREFORE, BE IT RESOLVED, that there is hereby authorized a series of preferred stock on the terms and with the provisions herein set forth on Exhibit A attached to this resolution.


                                    /s/ Charles B. McNamee
                                    -------------------------------------------
                                    Name: Charles B. McNamee
                                    Title: Executive Vice President


ATTEST:

/s/ Gary I. Levenstein
----------------------------------
Name: Gary I. Levenstein
Title:  Secretary

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                                   EXHIBIT A

         B.       The following terms shall have the meanings specified:

         "Board of Directors" shall mean the board of directors of the Corporation.

         "Common Stock" shall mean the common stock, $0.001 par value per share, of the Corporation.

         "Corporation" shall mean U.S. RealTel, Inc., a Delaware corporation.

         "Designations" shall mean the terms, preferences, limitations and relative rights of the Series A Preferred Stock established hereby and set forth hereinafter.

         "Notes" shall mean the Fixed Rate Convertible Notes due July 1, 2009 issued pursuant to the Purchase Agreement.

         "Purchase Agreement" shall mean that certain Purchase Agreement, dated July 16, 2002, by and among the Corporation, Cypress Communications, Inc. ("Cypress") and the Purchasers set forth on Schedule I thereto.

         "Securities Act" shall mean the Securities Act of 1933, as amended.

         "Series A Preferred Stock" shall mean the Series A Preferred Stock, par value $0.001 per share, of the Corporation.

         "Warrants" shall mean the warrants to purchase Common Stock issued pursuant to the Purchase Agreement which are exercisable upon the redemption of the Notes pursuant to Section 2.8 of the Purchase Agreement.

         The Designations granted to and imposed upon the Series A Preferred Stock are as follows:

         (a) Voting Rights. The holders of the Series A Preferred Stock shall be entitled to designate two (2) directors to the Board of Directors (the "Preferred Directors") and the holders of the Series A Preferred Stock shall be entitled to vote together as a single class to elect such Preferred Directors at each annual meeting of stockholders. The Preferred Directors designated and elected by the holders of the Series A Preferred Stock pursuant to this Section
(a) shall not be removed without cause without the prior written consent of the holders of a majority of the Series A Preferred Stock. In the event of the death, resignation or removal of a Preferred Director, the holders of the Series A Preferred Stock shall be entitled to designate and elect a director to fill such vacancy in accordance with this Section (a). Each holder of a share of the Series A Preferred Stock shall be entitled to receive the same prior notice of any stockholders' meeting at which directors are elected as provided to the holders of Common Stock in accordance with the bylaws of the Corporation. Fractional votes shall be permitted, and any fractions shall be taken into account in computing voting rights. Except as set forth in this


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Section (a) and in Section (c) below or as otherwise provided by applicable law, the holders of the Series A Preferred Stock shall have no voting rights.

         (b) Redemption of Preferred Stock. In the event that (i) at least seventy-five percent (75%) of the principal amount of the Notes are converted into shares of Common Stock in accordance with Section 2.5 of the Purchase Agreement; (ii) at least seventy-five percent (75%) of the principal amount of the Notes are redeemed in accordance with Section 2.8 of the Purchase Agreement; (iii) the Corporation has submitted an application in good faith to apply for listing on AMEX, NASDAQ or another national exchange to register its securities on such national exchange and the average daily trading price per share of the Common Stock as reported in such application is at least $4.00 per share, and the Corporation subsequently receives a comment from such exchange that its application for listing will not be accepted so long as the Series A Preferred Stock remains outstanding with the voting rights set forth in Section
(b) hereof; or (iv) the outstanding principal and interest on the Notes is paid in full on the Maturity Date (each of the foregoing (i) - (iv) shall be considered a "Triggering Event"), the Corporation shall have the right to redeem all of the issued and outstanding Series A Preferred Stock at a price per share equal to the par value of such Series A Preferred Stock. Such redemption shall be deemed to occur simultaneously with the Triggering Event and without regard to whether the certificates evidencing such Series A Preferred Stock are surrendered to the Corporation by the holders thereof.

         (c) Protective Provisions. In addition to any other rights provided by law and except as otherwise expressly permitted herein, without first obtaining the affirmative vote or written consent of the holders of a majority of the total number of shares of Series A Preferred Stock outstanding, voting together as a single class, the Corporation shall not:

                  (1) increase or decrease (other than by redemption or conversion) the authorized number of shares of Series A Preferred Stock;

                  (2) cancel or modify the voting rights of the holders of Series A Preferred Stock;

                  (3) cancel or modify the rights of the holders of Series A Preferred Stock provided for in this Section (c); or

                  (4) amend, waive, alter, modify or repeal any provision of the Certificate of Incorporation or Bylaws of the Corporation, if such amendment, alternation, modification or repeal would adversely affect the Series A Preferred Stock, including the issuance of Preferred Stock with voting rights senior or pari passu to the Series A Preferred Stock.

         (d) Dividends. The holders of the Series A Preferred Stock shall be entitled to the same dividends and distributions as the holders of the Common Stock of the Corporation.


         (e) Notices. Any notice required by the provisions hereof to be given to the holders of the Series A Preferred Stock shall be deemed given on the third business day following (and not including) the date on which such notice is deposited in the United States mail, first-class, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation. Notice by any other means shall not be deemed effective until actually received.


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